Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

DATE:	October 23, 2008

CONTACT:	Robert H. King,	R. Scott Horner,
	President	Executive Vice President
	856 273 5900	856 273 5900
	rking@sterlingnj.com	shorner@sterlingnj.com

Sterling Banks, Inc. Reports Fourth Quarter 2008 Results of
Operations, Including Goodwill and Core Deposit Premium
Adjustments and Continued Strengthening of Loan Loss Reserve

Mount Laurel, NJ, March 2, 2009 — Sterling Banks, Inc. (NASDAQ: STBK), the bank holding company of Sterling Bank, a locally focused, community oriented, full service commercial bank which operates through ten retail branches that are located in New Jersey’s Burlington and Camden Counties, reported a loss before income tax benefit of $14,290,000, and an after tax loss of $13,353,000, or $2.29 per share, on a basic and diluted basis.

The three primary factors contributing to the results of operations for the 2008 annual period are: a one time, non-cash goodwill impairment charge of $11,752,000, associated with the March 2007 acquisition of Farnsworth Bancorp, Inc.; a reduction of $475,000 in core deposit premium associated with the Farnsworth acquisition; and the addition of $1,690,000 to the loan loss reserve in response to the intensifying economic downturn.

For the quarter ending December 31, 2008, the Company reported a loss before income tax benefit of $13,668,000, compared to a loss before income tax benefit of $579,000 for the fourth quarter of 2007.  The fourth quarter 2008 net loss amounted to $12,948,000, compared to a net loss of $364,000 for the fourth quarter of 2007.  On a basic and diluted per share basis, the net loss for the fourth quarter of 2008 was $2.22 per share, and the net loss for the fourth quarter 2007 was $0.06 per share.  For the years ended December 31, 2008 and 2007, the net loss was $13,353,000 and $505,000, respectively.  On a basic and diluted per share basis, the net loss for the years ended December 31, 2008 and 2007 was $2.29 and $0.09 per share, respectively.

Total assets of the Company amounted to $382 million as of December 31, 2008, a decrease of $28 million, or 7%, from total assets of $410 million as of December 31, 2007.  Loans outstanding totaled $306 million as of December 31, 2008, a decrease of $6 million, or 2%, from total loans of $312 million as of December 31, 2007.  Deposits totaled $329 million as of December 31, 2008, a decrease of $20 million, or 6%, from total deposits of $349 million as of December 31, 2008.  These results reflect efforts by management to reduce the general level of risk on the balance sheet and to improve the efficiency of the balance sheet.

For the year ended December 31, 2008, the Company’s net interest income after the provision for loan losses decreased by $1,174,000, or 10%, compared to 2007, as a result of recording a $1,690,000 provision to increase the reserve for loan losses during 2008 as compared to a loan loss provision of $401,000 during 2007.  This increased provision for loan losses reflects the greater uncertainty in the Company’s loan portfolio, particularly in the area of spot lot construction loans.  Noninterest income for the year ended December 31, 2008 amounted to $955,000, an increase of $37,000, or 4%, compared to 2007, primarily as a result of an increase in gains on sales of available-for-sale securities.  Noninterest expenses increased $12,379,000, or 89%, for the year ended December 31, 2008 as compared to 2007, primarily as a result of write downs of $11,752,000 in goodwill and $475,000 in core deposit premium that was associated with the merger with Farnsworth Bancorp in March 2007.

For the three months ended December 31, 2008, the Company’s net interest income after the provision for loan losses decreased by $1,006,000, or 35%, compared to the 2007 three month period, primarily as a result of recording a $1,185,000 provision to increase the reserve for possible future loan losses during 2008 as compared to a loan loss provision of $300,000 during the three month 2007 operating period.  Noninterest income for the three months ended December 31, 2008 amounted to $160,000, a decrease of $132,000, or 45%, compared to the three months ended 2007, primarily as a result of recording a partial recovery of loan interest and fees for prior periods of $50,000 and fees of $16,000 for complying with subpoena requests in 2007, as well as losses on sales of repossessed property of $34,000 and a decrease in late charges of $20,000 in 2008.  Noninterest expenses increased $11,951,000, or 318%, for the three month period, primarily as a result of write downs of $11,752,000 in goodwill and $475,000 in core deposit premium that was associated with the merger with Farnsworth Bancorp in March 2007.

In further response to the significant challenges present in the current operating environment, the Company has undertaken a series of initiatives directed toward the realignment of activities and focus.  Efforts to maximize net interest revenues during this period have brought about improvement in both net interest income, and net interest margins, which increased to 3.69% during the 2008 annual period, compared to a net interest margin of 3.43% for the 2007 annual period.  This improvement was realized in a declining interest rate environment, where nonaccrual loans were expanding and economic conditions were deteriorating.

Additionally, noninterest expenses (excluding intangible adjustments) declined during the fourth quarter 2008 by approximately 7%, compared to the fourth quarter of 2007.  This decline reflects cost reduction initiatives which will continue into future operating periods.  These cost reductions were realized during a time of higher levels of credit collection costs and other current period related expense increases.

During 2008, the Company experienced a significant reduction in both stock price and market capitalization.  This decline was consistent among most publicly traded financial institutions.  Since these declines persisted, the Company determined in the fourth quarter that goodwill was significantly impaired.  This process concluded with a non-recurring, non-cash adjustment of $11,752,000, reducing the value of goodwill to zero.

Goodwill is an accounting term used to characterize and reflect the segment of the market value of a business entity not directly attributable to its assets and liabilities.  Goodwill results from the acquisition of a business.  Generally Accepted Accounting Principals (GAAP), require that when a significant adverse change occurs in market conditions, an evaluation of goodwill be performed to determine if impairment exists.  This process was undertaken with a backdrop of growing market and economic uncertainty concerning publicly traded stocks, and the volatile trading patterns and values seen in recent NYSE and NASDAQ activities.

This goodwill adjustment creates a closer alignment of the Company’s book value per share and tangible book value per share.  This one-time, non-cash impairment charge is a non-taxable event that does not affect Sterling Bank’s cash balances, liquidity, capital ratios, or operations.  Many other publicly traded corporations that have made recent acquisitions have experienced goodwill impairment adjustments and are recording these non-cash write downs.

Goodwill and other intangible assets are not included in the calculation of regulatory capital. Sterling Bank continues to be well capitalized, with regulatory capital ratios as follows as of December 31, 2008:

		Adequacy	Well Capitalized
	Actual	Minimum	Minimum

Total Capital to Risk Weighted Assets	11.79%	8.0%	10.0%
Tier 1 Capital to Risk Weighted Assets	10.53%	4.0%	6.0%
Tier 1 Capital to Average Assets	8.29%	4.0%	5.0%

During this time of unusual economic conditions, the Company has consistently sought to strengthen the reserve for possible loan losses.

The total loan loss reserve at the year end periods indicated, are as follows:

2006	2007	2008

$ 1,760,000	$2,891,000	$4,131,000

The net charge-off of loans for each annual period are as follows:

2006	2007	2008

$ (2,000)	$288,000	$463,000

Loans on nonaccrual status totaled $9.9 million, or 3.24% of total loans as of December 31, 2008.

Robert H. King, President and CEO, noted that “we continue to strive to work diligently and carefully through this period of challenge, ensuring asset integrity, with a close focus on all developing loan portfolio dynamics.  Our net interest revenue and cost minimization efforts have demonstrated positive results, and efforts will continue in these important areas of operations.  Our mission is to position Sterling Bank for the period of recovery that has always followed economic downturns.”

Sterling Banks, Inc.
Consolidated Financial Highlights
As of, and for the years ended, December 31, 2008 and 2007

	Three Months Ended		Years Ended
	12/31/2008	12/31/2007	12/31/2008	12/31/2007
INCOME STATEMENT
Interest income	$5,287,000	$6,476,000	$22,380,000	$25,834,000
Interest expense	2,217,000	3,285,000	9,634,000	13,203,000
Net interest income	3,070,000	3,191,000	12,746,000	12,631,000
Provision for loan losses	1,185,000	300,000	1,690,000	401,000
Net interest income after provision for loan losses	1,885,000	2,891,000	11,056,000	12,230,000
Noninterest income	160,000	292,000	955,000	918,000
Noninterest expenses	3,486,000	3,762,000	14,074,000	13,922,000
Goodwill Impairment Adjustment	11,752,000	-	11,752,000	-
Core Deposit Premium Adjustment	475,000	-	475,000	-
Loss before taxes	(13,668,000)	(579,000)	(14,290,000)	(774,000)
Income tax benefit	(720,000)	(215,000)	(937,000)	(269,000)
Net loss	$(12,948,000)	$(364,000)	$(13,353,000)	$(505,000)

PER SHARE DATA
Basic and Diluted losses per share	$(2.22)	$(0.06)	$(2.29)	$(0.09)
Dividends paid on common shares	$-	$-	$-	$0.09

Average shares outstanding – Basic	5,843,362	5,843,362	5,843,362	5,676,275
Average shares outstanding – Diluted	5,843,362	5,843,362	5,843,362	5,676,275

BALANCE SHEET
Assets
Cash & due from banks			$13,054,000	$11,554,000
Federal funds sold			472,000	234,000
Total investment securities			43,981,000	54,949,000
Restricted stock			2,448,000	2,229,000
Total loans			305,865,000	312,248,000
Allowance for loan losses			(4,131,000)	(2,891,000)
Other assets			20,291,000	32,162,000
Total assets			$381,980,000	$410,485,000

Liabilities
Total deposits			$328,594,000	$348,958,000
Total borrowings			22,186,000	16,686,000
Other liabilities			1,204,000	1,533,000
Total liabilities			351,984,000	367,177,000
Shareholders' equity
Common stock			11,687,000	11,687,000
Additional paid-in capital			29,767,000	29,708,000
Retained earnings (Accumulated deficit)			(11,404,000)	1,949,000
Accumulated other comprehensive losses			(54,000)	(36,000)
Total shareholders' equity			29,996,000	43,308,000
Total liabilities and shareholders’ equity			$381,980,000	$410,485,000

PERFORMANCE RATIOS
Book value per share			$5.13	$7.41
Tangible book value per share			$4.73	$4.86
Return on average assets	(13.01)%	(0.35)%	(3.41)%	(0.12)%
Return on average equity	(120.99)%	(3.29)%	(31.13)%	(1.22)%
Net interest margin	3.53%	3.44%	3.69%	3.43%

Sterling Banks, Inc. is a bank holding company which commenced operations in March 2007, with assets of $382 million as of December 31, 2008 and is headquartered in Mount Laurel Township, Burlington County.  Sterling Bank is a community bank which commenced operations in December 1990 with the purpose of serving consumers and small to medium-sized businesses in its market area.  Sterling Bank's main office is located in Mount Laurel, New Jersey, and its nine other Community Banking Centers are located in Burlington and Camden Counties in New Jersey.  The Bank's deposits are insured to the applicable regulatory limits per depositor by the Federal Deposit Insurance Corporation.  Sterling Bank is a member of the Federal Reserve System.  The common stock of Sterling Banks, Inc. is traded on the NASDAQ Capital Market under the symbol "STBK”.  For additional information about Sterling Bank and Sterling Banks, Inc. visit our website at http://www.sterlingnj.com.

This news release may contain certain forward-looking statements, such as statements of the Company’s plans, objectives, expectations, estimates and intentions.  Forward-looking statements may be identified by the use of words such as “expects,” “subject,” “believe,” “will,” “intends,” “will be” or “would.”  These statements are subject to change based on various important factors (some of which are beyond the Company’s control).  Readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis only as of the date of which they are given).  These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, the ability of the Company to manage the risk in its loan and investment portfolios, the ability of the Company to reduce noninterest expenses and increase net interest income, its growth, results of possible collateral collections and subsequent sales, and results of regulatory examinations, among other factors.  Sterling Banks, Inc. cautions that the foregoing list of important factors is not exclusive.  Readers should carefully review the risk factors described in other documents the Company files from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.